UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 18, 2015

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 1st Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code)

300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922

(Former name or former address, if changed since last report)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2015, Authentidate Holding Corp. (the “Company”, “Authentidate” or “AHC”) entered into a definitive Agreement and Plan of Merger (“Merger Agreement”) with Peachstate Health Management LLC, d/b/a AEON Clinical Laboratories (“AEON”) and a newly formed acquisition subsidiary of the Company. The parties had previously announced that they had executed a non-binding letter of intent in August, 2015. The parties have structured the transaction so as to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

The parties expect to complete the closing within the next 30 days.

Pursuant to the terms of the Merger Agreement:

•	AEON will become a wholly-owned subsidiary of the Company through the merger of the newly formed acquisition subsidiary of the Company into AEON. AEON will be operated as a separate entity thereafter and will survive the merger;

•	The members of AEON prior to the effective time of the merger will become the holders of shares of newly created Series E Preferred Convertible Stock, par value $0.10 per share (the “Series E Preferred Stock”), of AHC, issuable in tranches as follows:

(a) At the closing, each membership interest of AEON shall be converted into the right to receive validly issued, fully paid and non-assessable shares of Series E Preferred Stock, which shares of Series E Preferred Stock shall be convertible into a total of 19.9% of the issued and outstanding shares of the Common Stock, par value $0.001 per share (the “Common Stock”), of the Company (rounded to the nearest whole share) as of the close of business on the business day immediately prior to the closing date;

(b) Within three days after the date that AHC obtains approval of its stockholders for the issuance of additional shares of the Common Stock in excess of 19.9%, AHC will issue to the AEON members additional shares of Series E Preferred Stock, which Series E Preferred Stock shall be convertible into an additional 5.0% of the issued and outstanding shares of Common Stock (rounded to the nearest whole share) as of the close of business on the business day immediately prior to the closing date;

(c) In the event AEON achieves at least $16,000,000 in EBITDA for the calendar year ending December 31, 2015, then on September 1, 2016, AHC will issue to the AEON members shares of the Series E Preferred Stock which shall be convertible into an additional 24% of the issued and outstanding shares of Common Stock (rounded to the nearest whole share) as of close of business on the business day immediately prior to the closing date;

(d) In the event AEON achieves at least $65,900,000 in EBITDA, in the aggregate, for the three calendar years ending December 31, 2016, 2017 and 2018, then, on October 1, 2019, subject to the completion of the audited financial statements of AEON for the calendar year ending December 31, 2018, AHC will issue to the AEON members additional shares of the Series E Preferred Stock which shall be convertible into an additional 36.1% of the issued and outstanding shares of Common Stock (rounded to the nearest whole share) as of the close of business on the business day immediately prior to the closing date; provided, however, AHC will issue to the AEON members additional shares of the Series E Preferred Stock so that the total number of shares of AHC Common Stock issuable upon conversion of the Series E Preferred Stock shall equal 85% of the Common Stock (rounded to the nearest whole share) on a Fully Diluted Basis;

•	neither AHC nor AEON will materially alter or change their businesses pending the closing;

•	AHC will not, subject to its fiduciary obligations under Delaware law, solicit or accept any alternative bids for the sale of its Common Stock or assets.

•	Additionally, the AEON members would be entitled to receive additional shares of Series E Preferred Stock in the event AEON achieves at least $100,000,000 in EBITDA, in the aggregate, for the four calendar years ending December 31, 2019. Assuming such target EBITDA is satisfied, then within three days following the completion of the audited financial statements for AEON for the calendar year ending December 31, 2019, the number of additional potential shares of the Series E Preferred Stock will equal an additional 5% of the issued and outstanding shares of Common Stock (rounded to the nearest whole share), on a Fully Diluted Basis.

For purposes of the transaction, “Fully Diluted Basis” means mean the aggregate of all outstanding shares of Common Stock, plus the shares of Common Stock issuable upon exercise or conversion of any derivative security outstanding with a conversion or exercise price of $.75 or less; in each case on the close of business on the business day immediately prior to the closing date. Further, the term “EBITDA” means earnings before interest, taxes, depreciation and amortization of AEON operating as an independent and standalone entity and based on inputs calculated in accordance with GAAP and exclude the expenses of the Merger, but shall include EBITDA of any business subsequently acquired by AEON after the closing.

Additional terms of the transaction include:

•	The Chief Executive Officer of AHC following the completion of the merger will be Richard Hersperger who currently serves as the Chief Executive Officer of AEON. Sonny Roshan, a founder and the current Chairman of AEON, will become the Chairman of AHC. Prior to closing, the parties will determine the final members of management of AEON and AHC.

•	Effective at the closing, the AEON members, as holders of the Series E Preferred Stock of AHC, will have the right to nominate and have serve as members of the Board of Directors of AHC, two persons for so long as the Series E Preferred Stock is outstanding. The Board of Directors of AHC currently consists of seven persons and it is expected that is will be expanded to nine persons prior to the closing. The number of directors who may be appointed by the AEON members has been limited so as to comply with The NASDAQ Stock Market (“Nasdaq”) listing rules, which, among other things, limits board representation to an equivalent of common stock share ownership. The AEON members will have additional rights to nominate and have appointed additional persons to the AHC Board of Directors as the number of shares of Series E Preferred Stock issued to them is earned and increased.

Completion of the transaction is subject to usual and customary closing conditions for transactions of this nature. In addition, the obligation of the parties to complete the transaction is subject to the following conditions:

1. approval by Nasdaq of the Company’s listing application to issue the first tranche of Series E Preferred Stock because it will represent, upon conversion, more than 10% of the Common Stock;

2. delivery by AEON of (i) audited consolidated balance sheets (including related notes and schedules, if any) as of December 31, 2013 and as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three years ended December 31, 2014, and (ii) unaudited condensed consolidated balance sheets (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine month periods ended September 30, 2015;

3. execution by the officers, directors and certain stockholders of AHC and AEON’s members of voting agreements, pursuant to which they have agreed, among other things, to vote the shares of Common Stock and Series E

Preferred Stock any other voting securities over which such persons have voting power in favor of any proposal recommended by the Board of Directors of AHC during the next three years, including any required vote under NASDAQ rules required to approve the conversion of Series E Preferred Stock;

4. AEON must provide evidence, satisfactory to AHC, that AEON and its subsidiaries have, in the aggregate, as of the end of the calendar month ending immediately prior to the closing, total net assets of at least $10,000,000, and working capital of $10,000,000, of which $3,000,000 is represented by immediately available cash assets;

5. execution of lock up agreements by all officers and directors of AHC and certain of the holders of the outstanding shares of Common Stock and other convertible securities, pursuant to which such persons have agreed, among other things, for a period of up to three years, to the limitations as described therein on the exercise of certain derivative securities or the sale of securities owned by them;

6. receipt by the AHC Board of Directors of a fairness opinion in form and substance satisfactory to it that the terms of the transaction are fair to the AHC stockholders; and

7. the representations and warranties by each of the parties shall be materially true and correct as of the closing.

AHC has agreed to enter into a registration rights agreement at the closing with the AEON members whereby AHC will file with the SEC, post closing and while the Series E Preferred Stock may be issued and outstanding, one or more registration statements under the Securities Act of 1933, to allow for the resale by the AEON members of the shares of Common Stock underlying the Series E Preferred Stock. The Series E Preferred Stock is being issued to the AEON members pursuant to an exemption from registration under the Securities Act of 1933, as amended. AEON has seven members who are exchanging their AEON membership interests for the Series E Preferred Stock.

The Merger Agreement contemplates that following the closing, and in no event later than May 31, 2016, AHC will seek stockholder approval for the conversion of any shares of Series E Preferred Stock in excess of 19.9% of the issued and outstanding shares of Common Stock as of the date of the closing. The shares of Common Stock of AHC are listed on Nasdaq. Under Nasdaq listing rules, prior to any issuance of shares of common stock of a listed entity (or convertible securities which may be converted into common stock) which could result in a change in control or which equals or exceeds 20% of the outstanding common stock of the listed entity, the listed entity must obtain stockholder approval. As a result, AHC will be required to obtain stockholder approval for the conversion of the Series E Preferred Stock which may be issued to the AEON members following the closing. Therefore, AHC has agreed under the Merger Agreement to obtain such stockholder approval and expects to file a proxy statement with the SEC following the closing and deliver to its stockholders such proxy statement within approximately 60 days following closing.

As previously reported, AHC has received notification from Nasdaq that it is not in compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) and the minimum shareholders’ equity requirement of Nasdaq Listing Rule 5550(b)(1) and AHC has until January 25, 2016 to complete the AEON transaction (which will result in satisfying the minimum stockholders’ equity standard) and implement plans to obtain a $4.00 minimum closing bid price. AHC expects to file a proxy statement, as soon as reasonably practicable, to seek stockholder approval to amend its certificate of incorporation to implement a reserve stock split of its Common Stock prior to January 25, 2016. The Board of Directors of AHC has not, as of the date of this Form 8-K, determined the appropriate reverse stock split ratio to be recommended to stockholders.

Pursuant to the Merger Agreement, in the event that AHC is unable, for any reason, to receive approval by the AHC stockholders of (i) an amendment to its certificate of incorporation to effect a reverse stock split of Common Stock on or prior to January 24, 2016 or (ii) the conversion of the Series E Preferred Stock issuable to the AEON members by May 31, 2016, then either AHC or the AEON members will immediately rescind the merger and all related transaction.

The Board of Directors of AHC and the members of AEON have approved the execution of the Merger Agreement and completion of the transaction, subject to the closing conditions referenced above and otherwise as set forth in the Merger Agreement.

The Merger Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the closing has not occurred by January 24, 2016; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the closing; (iii) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing; or (v) in the event of a material adverse event.

As previously reported, AHC had entered into an agreement with William Henry, who was then serving as a director of AHC, whereby Mr. Henry became employed as AHC’s Interim Chief Strategy Officer. The terms of the agreement provided that Mr. Henry would receive a base salary of pay at the rate of $250,000 per year, which will be payable upon the expiration of the term of the employment letter. In addition, Mr. Henry will be entitled to a bonus of $200,000 in the event the Company completes a transaction resulting in a “change in control” during the term of the Employment Letter or within 150 days thereafter. As a result of the AEON transaction, assuming it is completed, Mr. Henry will receive his accrued salary and the bonus payment.

Roy E. Beauchamp, a member of the AHC Board of Directors, has a pre-existing Limited Agency Agreement with AEON. This agreement authorizes Mr. Beauchamp (as the Agent) to represent AEON to potential customers for the products and services provided by AEON. This agreement provides for compensation of five thousand dollars ($5,000) per month and 5% of the selling price of products and services to customers introduced directly to AEON by Mr. Beauchamp. The agreement also provides for payment of 2.5% of the selling price of products and services to customers introduced to AEON indirectly through an intermediary party. The agreement is for a term of one year, which commenced August 10, 2015, and may be extended by either party upon prior notice to the other party, unless such other party objects to such extension. The agreement also provides for Mr. Beauchamp to serve on a Board of Advisors for AEON.

The foregoing does not purport to be a complete description of the Merger Agreement and is qualified in its entirety by reference to the full text of such documents, which the Company has filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Authentidate issued a press release on November 19, 2015 announcing the execution of the Merger Agreement, which press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding their terms. The Merger Agreement is not intended to provide any other factual information about Authentidate or AEON. The Merger Agreement contains representations and warranties of Authentidate, AEON and the Merger Subsidiary that were made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts among Authentidate, AEON and the Merger Subsidiary and may be subject to important qualifications and limitations agreed to by the parties to the Merger Agreement in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Authentidate, AEON and the Merger Subsidiary, rather than establishing matters as facts.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Merger, the Company will issue shares of Series E Preferred Stock, which is convertible into shares of Common Stock as described in Item 1.01 of this Current Report on Form 8-K. The number of shares to be issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 3.02. The securities to be issued by the Company in the Merger will be issued in a private placement exempt from registration under Section 4(a)(2) of the Act and Rule 506(b) of Regulation D, because the offer and sale of such securities does not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements were met.

Item 5.01	Changes in Control of Registrant.

A change of control of AHC will occur upon the completion of the issuance of the Series E Preferred Stock under the Merger Agreement. A description of the Merger Agreement and the issuance of the Series E Preferred Stock is described in Item 1.01 of this Current Report. Form 8-K, which is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Merger Agreement provides that upon completion of the Merger, Mr. Sonny Roshan, the current Chairman on AEON,

will be appointed the Chairman of the Board of the Company and Mr. Richard Hersperger, the current Chief Executive Officer of AEON, will assume the role of Chief Executive Officer of the Company. Effective as of the closing of the Merger, each of Messrs. Roshan and Hersperger will also be elected directors of AHC. Additionally, the Merger Agreement contemplates that the Board of Directors of the Company will consist of nine seats and will include two representatives of the holders of Series E Preferred Stock.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger and the expected ownership of the combined company) constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control. Risks and uncertainties for Authentidate, AEON and of the combined company include, but are not limited to: inability to complete the proposed merger and other contemplated transactions; liquidity and trading market for shares prior to and following the consummation of the proposed merger; costs associated with the proposed merger; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to consummate the proposed merger, including our ability to file an effective proxy statements in connection with the proposed merger and other contemplated transactions; failure to obtain the necessary stockholder approvals or to satisfy other conditions to the closing of the proposed merger and the other contemplated transactions; a superior proposal being submitted to either party; uncertainties of cash flows and inability to meet working capital needs; and risks associated with the possible failure to realize certain benefits of the proposed merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Authentidate’s or AEON’s ability to control or predict.

Other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC, and in other filings that Authentidate makes and will make with the SEC in connection with the proposed transactions, including the proxy statement described below under “Important Information and Where to Find It.” Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date after the date stated herein.

Additional Information and Where to Find It

Following completion of the initial closing, in order to obtain compliance with Nasdaq Stock Market Listing Rule 5550(a)(2), the Company expects to file with the SEC a proxy statement of the Company, as well as other relevant documents related to the conversion (not the issuance) of the Series E Preferred Stock issuable to the AEON members. The issuance of the initial tranche of the Series E Preferred Stock does not require any action of stockholders of AHC. Thereafter, under the terms of the Merger Agreement, AHC shall file, an additional proxy statement and related material to obtain stockholder approval of the potential conversion of all of the Series E Preferred Stock issued or issuable to the AEON members.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other filings containing information about the Company and AEON may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.authentidate.com under the heading “Investors / SEC Filings.”

The Company and AEON and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement regarding the Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9. Financial Statements and Exhibits

Item 9.01 (d)

The following exhibit is filed herewith:

Exhibit No.	Exhibit Title or Description

2.1	Agreement and Plan of Merger dated as of November 18, 2015, by and among, Authentidate Holding Corp., RMS Merger Sub LLC, and Peachstate Health Management LLC, d/b/a AEON Clinical Laboratories (The schedules and exhibits to the agreement and plan of merger are omitted pursuant to Item 601(b)(2) of Regulation S-K. Authentidate Holding Corp. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit)

99.1	Press Release dated November 19, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ Ian C. Bonnet
Name:	Ian C. Bonnet
Title:	Chief Executive Officer

Date: November 19, 2015

Exhibit Index

Exhibit 2.1	Agreement and Plan of Merger dated as of November 18, 2015, by and among, Authentidate Holding Corp., RMS Merger Sub LLC, and Peachstate Health Management LLC, d/b/a AEON Clinical Laboratories (The schedules and exhibits to the agreement and plan of merger are omitted pursuant to Item 601(b)(2) of Regulation S-K. Authentidate Holding Corp. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit)

Exhibit 99.1	Press Release dated November 19, 2015